Exhibit 2

EXECUTION VERSION

INVESTOR’S RIGHTS AGREEMENT

by and among

SOUFUN HOLDINGS LIMITED,

GENERAL ATLANTIC MAURITIUS LIMITED,

HUNT 7-A GUERNSEY L.P. INC,

HUNT 7-B GUERNSEY L.P. INC,

HUNT 6-A GUERNSEY L.P. INC,

NEXT DECADE INVESTMENTS LIMITED,

MEDIA PARTNER TECHNOLOGY LIMITED

and

DIGITAL LINK INVESTMENTS LIMITED

Dated: August 13, 2010

INVESTOR’S RIGHTS AGREEMENT

INVESTOR’S RIGHTS AGREEMENT, dated August 13, 2010 (this “Agreement”), by and among SouFun Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), General Atlantic Mauritius Limited, a Mauritius private company limited by shares (the “GA Shareholder”), Hunt 7-A Guernsey L.P. Inc (“Apax 7-A”), Hunt 7-B Guernsey L.P. Inc (“Apax 7-B”) and Hunt 6-A Guernsey L.P. Inc (“Apax 6-A” and, together with Apax 7-A and Apax 7-B, collectively, the “Apax Shareholder” and, together with the GA Shareholder, the “Investors”), Next Decade Investments Limited, a limited liability company incorporated in the British Virgin Islands (“Next Decade”), Media Partner Technology Limited, a limited liability company incorporated in the British Virgin Islands (“Media Partner”) and Digital Link Investments Limited, a limited liability company incorporated in the British Virgin Islands (“Digital Link” and, together with Next Decade and Media Partner, the “Offerees”).

WHEREAS, on the date hereof, Telstra International Holdings Limited, an exempted company incorporated under the laws of Bermuda (the “Seller”), the GA Shareholder, the Apax Shareholder, Next Decade and Digital Link entered into a Share Purchase Agreement (as amended from time to time, the “Share Purchase Agreement”), pursuant to which the GA Shareholder, the Apax Shareholder, Next Decade and Digital Link agreed to purchase certain Class A Ordinary Shares, par value HK$1.00 per share (the “Class A Ordinary Shares”), of the Company from the Seller.

WHEREAS, in order to induce the GA Shareholder and the Apax Shareholder to agree to the transfer restrictions set forth in Article II of this Agreement, the Company agrees to provide the covenants, representations and warranties set forth in this Agreement.

WHEREAS, on the date hereof, the Company, the GA Shareholder and the Apax Shareholder are entering into the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acceptance Notice” has the meaning set forth in Section 2.3(b) of this Agreement.

“Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business, assets or properties of the Company or its Subsidiaries or Capital Stock of the Company resulting in a change of control of the Company, directly or indirectly, whether by merger, scheme, arrangement, consolidation, tender offer, exchange offer, business combination, sale of substantial assets, reorganization, recapitalization, joint venture or similar transaction involving the Company or its Subsidiaries, divisions or operations or principal business units.

“Additional Securities” means Capital Stock or convertible debt of the Company, convertible into or exchangeable for shares of Capital Stock or any option or warrant for such securities.

“ADS” means the American depositary shares representing the underlying Class A Ordinary Shares deposited with JPMorgan Chase Bank, N.A. as the depositary.

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that (i) with respect to the Apax Shareholder, “Affiliate” shall include any funds managed or advised by Apax Partners LLP and its Affiliates and (ii) with respect to the GA Shareholder, “Affiliate” shall include any funds managed or advised by General Atlantic Service Company, LLC and its Affiliates.

“Agreement” means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Alternative Transaction” has the meaning set forth in the Share Purchase Agreement.

“Alternative Transaction Closing Date” has the meaning set forth in Section 9.16(a).

“Apax Designee” has the meaning set forth in Section 3.1 of this Agreement.

“Apax Indemnified Party” has the meaning set forth in Section 7.1(a) of this Agreement.

“Apax Nominee” has the meaning set forth in Section 3.2 of this Agreement.

“Apax Shareholder” has the meaning set forth in the preamble of this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.12(b) of this Agreement.

“Authorization” has the meaning set forth in Section 4.3 of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Beijing, China, Melbourne, Australia or the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person (including, without limitation, Class A Ordinary Shares, Class B Ordinary Shares, American Depository Shares representing Class A Ordinary Shares, non-voting or other ordinary shares).

“China” or “PRC” means the People’s Republic of China and for the purpose of this Agreement shall exclude Taiwan, the Special Administrative Region of Hong Kong and the Special Administrative Region of Macau.

“Claims” has the meaning set forth in Section 4.5 of this Agreement.

“Class A Ordinary Shares” has the meaning set forth in the recitals to this Agreement.

“Class B Ordinary Shares” means the Class B Ordinary Shares, par value HK$1.00 per share, of the Company.

“Closing” has the meaning set forth in the Share Purchase Agreement.

“Closing Date” has the meaning set forth in the Share Purchase Agreement.

“Co-Transferring Holder” has the meaning set forth in Section 2.4(d) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Competitors” means (a) the Persons named in Schedule 1 attached hereto and (b) any Person that, in the 12 months period immediately preceding the proposed Disposition by any Offeree or Investor, as the case may be, was one of the top three operators in China in the industry of online real estate listing and advertising or the industry of online home furnishing advertising, either in terms of website traffic or in terms of gross revenue.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Covered Transaction” means the sale for cash of shares of any Additional Securities, where the primary purpose of such offering is to raise equity capital for the Company. For the avoidance of doubt, the term “Covered Transaction” will not apply to the issuance of (a) Options or Capital Stock of the Company, or warrants therefor, to directors, officers or employees of the Company pursuant to any employee benefit plan, incentive award program or other compensation arrangement or (b) Capital Stock of the Company issued as consideration in a merger or acquisition transaction, other extraordinary business combination or joint venture approved by the Board of Directors.

“Digital Link” has the meaning set forth in the preamble of this Agreement.

“Disposition” has the meaning set forth in Section 2.1 of this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Existing Options” has the meaning set forth in Section 4.10(c).

“FCPA” has the meaning set forth in Section 4.7(b) of this Agreement.

“GA Indemnified Party” has the meaning set forth in Section 7.1(a) of this Agreement.

“GA Shareholder” has the meaning set forth in the preamble of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Atlantic Designee” has the meaning set forth in Section 3.1 of this Agreement.

“General Atlantic Nominee” has the meaning set forth in Section 3.2 of this Agreement.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.1(a) of this Agreement.

“Intellectual Property” has the meaning set forth in Section 4.6(a) of this Agreement.

“Indemnity Threshold” shall have the meaning set forth in Section 7.4(c) of this Agreement.

“Investors” has the meaning set forth in the preamble of this Agreement.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings (in each case whether adoptive or biological), (b) current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“IPO” has the meaning set forth in the Share Purchase Agreement.

“IPO Termination Date” has the meaning set forth in the Share Purchase Agreement.

“Lien” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Losses” has the meaning set forth in Section 7.1(a) of this Agreement.

“Matching Proposal” means an Investor Proposal, that the Board of Directors of the Company or any committee thereof has in writing determined in its good faith judgment (i) is reasonably likely to be consummated in all material respects in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Investors making the proposal, and (ii) if consummated, would result in a transaction at least as favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by any Acquisition Proposal.

“Material Adverse Effect” means a material adverse effect on the affairs, management, financial position, shareholders’ equity or results of operations of the Company and its consolidated Subsidiaries taken as a whole.

“Media Partner” has the meaning set forth in the preamble of this Agreement.

“Money Laundering Laws” has the meaning set forth in Section 4.7(c) of this Agreement.

“M&A” means the memorandum and articles of association of the Company in effect on the date hereof, as the same may be amended from time to time.

“New Options” means Options of the Company (i) up to an aggregate total of 4,000,000 Options to be issued and granted at the closing of the IPO (but excluding the Existing Options), (ii) each having rights with respect to no more than one Class A Ordinary Share, (iii) each having an exercise price of not less than the IPO Price and (iv) issued and granted to directors, officers or employees of the Company as part of the Company’s management incentive arrangements.

“Next Decade” has the meaning set forth in the preamble of this Agreement.

“Non-Transferring Holders” has the meaning set forth in Section 2.4(a) of this Agreement.

“OFAC” has the meaning set forth in Section 4.7(d) of this Agreement.

“Offered Period” has the meaning set forth in Section 2.3(b) of this Agreement.

“Offered Price” has the meaning set forth in Section 2.3(a) of this Agreement.

“Offered Shares” has the meaning set forth in Section 2.3(a) of this Agreement.

“Offerees” has the meaning set forth in the preamble of this Agreement.

“Options” means options to subscribe for, purchase or otherwise directly acquire Capital Stock of the Company.

“Orders” has the meaning set forth in Section 4.2 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PFIC” means a “passive foreign investment company” within the meaning of Section 129 of the Code.

“Pre-emptive Acceptance Notice” has the meaning set forth in Section 6.3(b) of this Agreement.

“Pre-emptive Acceptance Period” has the meaning set forth in Section 6.3(b) of this Agreement.

“Pre-emptive Notice” has the meaning set forth in Section 6.3(a) of this Agreement.

“Pre-emptive Notice Time” has the meaning set forth in Section 6.3(a) of this Agreement.

“Pre-emptive Right” has the meaning set forth in Section 6.3(a) of this Agreement.

“Private Placement Memorandum” means the Confidential Private Placement Memorandum dated August 6, 2010, delivered by the Company to the Investors on the date hereof for the purpose of providing disclosure in connection with the proposed purchase by the Investors of Class A Ordinary Shares pursuant to the Share Purchase Agreement.

“Pro Rata” means, with respect to any offer of Additional Securities, the percentage of outstanding shares of Capital Stock held by an Investor.

“Purchased Shares” has the meaning set forth in the Share Purchase Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, between the Company, the Apax Shareholder and the GA Shareholder as amended from time to time.

“Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property.

“Restated M&A” means the amended and restated memorandum and articles of association of the Company that will take effect upon the closing of the IPO.

“Rule 144” has the meaning set forth in Section 2.2(i) of this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Seller” has the meaning set forth in the recitals of this Agreement.

“Share Equivalents” means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Class A Ordinary Shares, Class B

Ordinary Shares or other Capital Stock of the Company, and any option, warrant or other subscription or purchase right with respect to Class A Ordinary Shares, Class B Ordinary Shares or such other Capital Stock of the Company.

“Share Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, the Subsidiaries of the Company shall include the 11 consolidated controlled entities referred to as the “PRC Domestic Entities” in the Private Placement Memorandum.

“Tag-Along Offer” has the meaning set forth in Section 2.4(a) of this Agreement.

“Tag-Along Ratio” has the meaning set forth in Section 2.4(c) of this Agreement.

“Tag Transaction” has the meaning set forth in Section 2.4(a) of this Agreement.

“Transactions” means the purchase by the Purchasers (as defined in the Share Purchase Agreement) from the Seller of the Purchased Shares pursuant to terms and conditions of the Share Purchase Agreement and the other transactions contemplated under this Agreement and the Registration Rights Agreement.

“Transfer Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Transferee” has the meaning set forth in Section 2.3(a) of this Agreement.

“Transferring Holder” has the meaning set forth in Section 2.4(a) of this Agreement.

“Transferring Shareholder” has the meaning set forth in Section 2.3(a) of this Agreement.

ARTICLE II

TRANSFER RESTRICTIONS

2.1 Lock-Up. During the period that commences on the date hereof and continues until and include the date that is 180 days following consummation of the

IPO (the “Lock-Up Period”), the Investors and the Offerees will not, directly or indirectly, without the prior written consent of (i) in the case of the Offerees, the Investors and the Company and (ii) in the case of the Investors, the Company, offer, sell, contract to sell, pledge, purchase any option or contract to sell (including any short sale), grant any option, right or warrant to purchase (other than the call option granted by the Investors to the Offerees on the date hereof) or otherwise dispose of or announce any such disposition of, any Capital Stock or Share Equivalents of the Company which may be deemed to be beneficially owned by the Offerees or the Investors in accordance with the rules and regulations of the United States Securities and Exchange Commission, Capital Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for shares of Capital Stock or file or cause to be filed any registration statement under the U.S. Securities Act of 1933, as amended (each of the foregoing referred to as a “Disposition”); provided, however, that nothing in this Section 2.1 shall prevent or restrict the Investors and the Offerees from (a) Disposing of its shares of Capital Stock in connection with a sale of the Company (whether by merger, tender offer, plan of arrangement or other business combination transaction) or (b) transferring its shares of Capital Stock to any Immediate Family, Affiliate, stockholder, limited partner or member thereof (provided that any such transferee agrees to be bound by the terms of this Article II).

2.2 Transfer to Competitors. None of the Offerees or any Investor will, without the prior written consent of the Board of Directors of the Company, knowingly transfer, in a single transaction or a series of related transactions, shares of Capital Stock representing more than 5% of the total issued and outstanding share capital of the Company (on a fully diluted basis) to any of the Competitors (a) in a private placement or (b) in a public offering if such Investor has actual knowledge that the purchaser is a Competitor. Notwithstanding the foregoing, nothing in this Section 2.2 shall in any way restrict such Investor’s ability to Dispose of any of its shares of Capital Stock (i) under Rule 144 under the Securities Act (or any similar provisions then in force) (“Rule 144”), (ii) through a broker, dealer or other market maker making a market in shares of Capital Stock, (iii) through the facilities of the New York Stock Exchange or any other securities exchange or quotation system on which shares of Capital Stock are quoted, listed or traded, (iv) to an Affiliate of such Investor or in a distribution to such Investor’s ultimate investors or (v) in a sale of the Company.

2.3 Right of First Offer.

(a) If any Offeree or any Investor (such party, a “Transferring Shareholder”) wishes to transfer in a single transaction or a series of related transactions Class B Ordinary Shares, Class A Ordinary Shares or American Depositary Shares representing Class A Ordinary Shares, as the case may be, in each case representing 10% or more of the total issued and outstanding share capital of the Company (on a fully diluted basis and treating the Offerees collectively) in a private placement, such Transferring Shareholder shall send written notice (the “Transfer Notice”) to each other party hereto holding shares of Capital Stock of the Company (the “Non-Transferring Shareholders”), which notice shall state (i) (if known) the name of the proposed transferee (the “Transferee”), (ii) the number of Class B Ordinary Shares, Class A Ordinary Shares or American Depositary Shares representing Class A Ordinary Shares, as the case may be, proposed to be transferred (the “Offered Shares”), (iii) the proposed price per share for the Offered Shares (the “Offered Price”) and (iv) the expected date of consummation of the proposed transfer.

(b) For a period of ten (10) days after delivery of a Transfer Notice (the “Offered Period”), each Non-Transferring Shareholder shall have the right, exercisable by delivering a written notice of exercise (an “Acceptance Notice”), to purchase in aggregate all, but not less than all, of the Offered Shares at a cash purchase price per share not less than the Offered Price. The Offerees and the Investors, as the case may be, shall also have the right to designate their respective Affiliates to purchase part or all of the Offered Shares. An Acceptance Notice shall be irrevocable and shall constitute a binding agreement by the Non-Transferring Shareholder who have delivered such Acceptance Notice (the “Exercising Shareholders”) to purchase the Offered Shares on the terms and conditions set forth in such Acceptance Notice. In the event more than one Non-Transferring Shareholder shall deliver an Acceptance Notice to the Transferring Shareholder within the Offered Period, the number of the Offered Shares subject to each such binding agreement shall be proportionate to the relative percentage ownership of each Exercising Shareholder or on such other basis as such Exercising Shareholders shall agree. In the definitive agreements to be entered into among the Transferring Shareholder and the Exercising Shareholder(s) (or any of its or their Affiliates) for the sale of the Offered Shares (if any), the Transferring Shareholder shall only represent and warrant to the Exercising Shareholder(s) (or any of its or their Affiliates) as to the title of the Offered Shares. The failure by any Non-Transferring Shareholder to give an Acceptance Notice within the Offer Period shall be deemed to be a waiver of its rights under this Section 2.3.

(c) Unless the Non-Transferring Shareholders (on behalf of themselves and their respective Affiliates) elect to purchase all of the Offered Shares under Section 2.3(b), the Transferring Shareholder may transfer all of the Offered Shares at a price per share not less than the Offered Price within 12 months after the giving of the Transfer Notice.

(d) The closing of any purchase of Offered Shares by the Exercising Shareholder(s) (or any of its or their Affiliates) shall be held at the principal office of the Company at 10 a.m. local time on the fifteenth day after the giving of the Transfer Notice. At such closing, the Transferring Shareholder shall deliver certificates representing the Offered Shares, accompanied by duly executed instruments of transfer. The Exercising Shareholder(s) (or any of its or their Affiliates) shall deliver at such closing payment in full of the cash purchase price for the Offered Shares. At such closing, all of the parties to the transaction and the Company shall execute such additional documents as may be necessary or appropriate to effect the sale of the Offered Shares to the Exercising Shareholder(s) (or any of its or their Affiliates).

(e) Notwithstanding anything to the contrary set forth in this Section 2.3, this Section 2.3 shall not be applicable to any Dispositions of shares of

Capital Stock (i) under Rule 144 or pursuant to any public offering, (ii) through a broker, dealer or other market maker making a market in Capital Stock, (iii) through the facilities of the New York Stock Exchange or any other securities exchange or quotation system on which share of Capital Stock are quoted, listed or traded, (iv) to an Affiliate of the Transferring Shareholder or, in the case of the Investors, in a distribution to ultimate investors of any Investor or (v) in a sale of the Company.

2.4 Tag-Along Rights.

(a) If any Offeree or any Investor wishes to sell (such party, a “Transferring Holder”) any Class B Ordinary Shares, Class A Ordinary Shares (the definition of “Class A Ordinary Shares” herein shall, for the avoidance of doubt, include shares of Capital Stock of the Company that would convert into Class A Ordinary Shares in connection with the Tag Transaction) or American Depositary Shares representing Class A Ordinary Shares, as the case may be, in one transaction or a series of related transactions that constitute a Tag Transaction (the “Tag-Along Offer”), the Transferring Holder will provide at least ten Business Days’ written notice of such Tag-Along Offer to the Company and each other party hereto holding shares of Capital Stock of the Company (such other parties, the “Non-Transferring Holders”) in the manner set forth in this Section 2.4. Such written notice will identify the purchaser, the number of shares of Capital Stock proposed to be purchased from the Transferring Holder (or if greater, the number of shares of Capital Stock such Person is willing to purchase), the Tag-Along Ratio (assuming full participation), the consideration offered and any other material terms and conditions of the Tag-Along Offer, including the form of the proposed sale agreement. If the offer price consists in part or in whole of consideration other than cash, the Transferring Holder will provide such information, to the extent reasonably available to the Transferring Holder, relating to such consideration as the Non-Transferring Holders may reasonably request in order to evaluate such non-cash consideration with the Transferring Holder using reasonable best efforts to obtain such information. A “Tag Transaction” shall mean any transaction or series of related transactions involving the sale, transfer or other disposition of capital stock representing, in aggregate (and treating the Offerees collectively), (A) greater than 10% of the aggregate number of Capital Stock outstanding (which number of shares outstanding shall be calculated assuming conversion of any shares of Capital Stock) or (B) greater than 10% of the ordinary voting power in the election of directors of all the outstanding voting securities of the Company, other than, in the case of each of the foregoing (A) and (B), (i) under Rule 144 or pursuant to any public offering, (ii) through a broker, dealer or other market maker making a market in shares of Capital Stock, (iii) through the facilities of the New York Stock Exchange or any other securities exchange or quotation system on which shares of Capital Stock are quoted, listed or traded, (iv) to an Affiliate of such Investor or in a distribution to such Investor’s ultimate investors or (v) in a sale of the Company.

(b) Each Non-Transferring Holder will have the right, exercisable as set forth below, to accept the Tag-Along Offer for up to the number of shares of Capital Stock determined pursuant to Section 2.4(c). Each Non-Transferring Holder will, within fifteen (15) Business Days after receipt of the written notice from the Transferring Holder, provide the Transferring Holder with an irrevocable written notice specifying the number of shares of Capital Stock such Non-Transferring Holder agrees to transfer, not to exceed the number as contemplated above, and will simultaneously provide a copy of such notice to the Company. If any Non-Transferring Holder does not deliver such written notice accepting the Tag-Along Offer within fifteen (15) Business Days following receipt of written notice from the Transferring Holder, such Non-Transferring Holder will be deemed to have waived any and all rights under this Section 2.4 with respect to the transfer of shares of Capital Stock pursuant to such Tag-Along Offer (but not with respect to any other or subsequent transfer).

(c) Each Non-Transferring Holder will have the right to sell (and the Transferring Holder will, to the extent necessary, reduce the amount or number of shares of Capital Stock to be sold by the Transferring Holder by a corresponding amount), pursuant to the Tag-Along Offer, up to a number of shares of Capital Stock equal to the product of the total number of shares of Capital Stock offered to be purchased as set forth in such Tag-Along Offer multiplied by a fraction (the “Tag-Along Ratio”), the numerator of which will be the aggregate amount or number of shares of Capital Stock owned by such Non-Transferring Holder and the denominator of which will be the aggregate number of shares of Capital Stock owned by the Transferring Holder and the Non-Transferring Holders who have exercised their right to sell under Section 2.4(b) pursuant to such Tag-Along Offer.

(d) The Transferring Holder will have ninety (90) days from their mailing of the Tag-Along Offer in which to consummate the sale of shares of Capital Stock owned by such Transferring Holder and the Non-Transferring Holders which have accepted the Tag-Along Offer (each, a “Co-Transferring Holder”) as contemplated by such offer at the price and on the terms contained in such notice; provided, that if the sale of such shares of Capital Stock is subject to any prior regulatory approval, the time period during which such sale must be consummated shall be extended solely for such purposes until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than 120 days from the date of mailing of the Tag-Along Offer. Such sale may only be consummated at a price of not more than the maximum per share price set forth in the written notice from the Transferring Shareholders delivered pursuant to Section 2.4(b) and otherwise on terms and conditions in the aggregate not more favorable in any material respect to the Transferring Holder and the Co-Transferring Holders than were set forth in such notice. If, at the end of the period referred to in the first sentence of this paragraph, the Transferring Holder have not completed such sale, the right of the Transferring Holder to effect such sale will terminate and any subsequently proposed transfer will again be subject to compliance with this Section 2.4.

ARTICLE III
CORPORATE GOVERNANCE

3.1 Appointment of General Atlantic Designee and Apax Designee. Subject to the applicable Requirements of Law, no later than the Closing Date, the Company shall cause two vacancies to be created on its Board of Directors and cause to be appointed to its Board of Directors, either at a meeting of the Board of Directors or by written resolution in lieu of a meeting of the Board of Directors, effective immediately after the closing of the IPO, (a) one Person designated by the GA Shareholder, who shall initially be Jeff Leng (the “General Atlantic Designee”), and (b) one Person designated by the Apax Shareholder, who shall initially be Tom Hall (the “Apax Designee”). In the event that the General Atlantic Designee or the Apax Designee shall cease to serve as director for any reason, the Company shall use its reasonable best efforts to cause the vacancy resulting thereby to be filled by another designee of the appointing Investor.

3.2 Re-election of General Atlantic Nominee and Apax Nominee. Subject to the applicable Requirements of Law, at each meeting of the shareholders of the Company after the Closing Date at which directors of the class of which the General Atlantic Designee or the Apax Designee is a member are elected, (a) the GA Shareholder shall be entitled to designate to the Board of Directors the General Atlantic Designee or another Person (such Person, the “General Atlantic Nominee”) designated by the GA Shareholder to serve as one of the directors of the Company, and (b) the Apax Shareholder shall be entitled to designate to the Board of Directors the Apax Designee or another Person (such Person, the “Apax Nominee”) designated by Apax Shareholder to serve as one of the directors of the Company. The Company shall use its reasonable best efforts to cause the General Atlantic Nominee and the Apax Nominee to be included in the slate of nominees recommended by the Board of Directors to the Company’s shareholders for election as directors, and the Company shall use its reasonable best efforts to cause the election of the General Atlantic Nominee and the Apax Nominee, including, without limitation, voting any proxies it holds, and using its reasonable best efforts to cause any officers of the Company who hold proxies to vote such proxies, except, in either case, as otherwise directed by the shareholder who submitted such proxy, in favor of the election of the General Atlantic Nominee and the Apax Nominee.

3.3 Reimbursement; Insurance.

(a) The Company shall provide such reimbursement and other benefits to the General Atlantic Designee and the Apax Designee as is consistent with the reimbursement and other related benefits provided to other members of the Board of Directors in their capacities as directors of the Company

(b) The Company shall indemnify, or provide for the indemnification of, the General Atlantic Designee and the Apax Designee and provide the General Atlantic Designee and the Apax Designee with commercially reasonable and adequate director and officer insurance from a reputable insurer to the same extent it indemnifies and provides insurance for the non-executive members of the Board of Directors.

3.4 Termination. This Article III shall terminate and be of no further force and effect with respect to an Investor at such time as such Investor, together with its Affiliates, own, in the aggregate, less than 10% of the Class A Ordinary Shares.

3.5 Committees. Each of the Audit Committee of the Board of Directors, the Compensation Committee of the Board of Directors and the Nomination

and Corporate Governance Committee of the Board of Directors (or any other committees performing similar functions of the foregoing committees), shall include at least one of the General Atlantic Designee or the Apax Designee (as agreed by the GA Shareholder and the Apax Shareholder). Such designee shall meet all requirements under applicable law and stock exchange rules for service on such committee(s). In the event such designee is unable to meet all requirements under applicable law and stock exchange rules for service on any committee, such designee shall be entitled to attend the meetings of such committee as a non-voting observer, with full rights to receive information and documents presented at such meetings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors on and as of the date hereof and the Closing Date as follows:

4.1 Corporate Existence and Power. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as described in the Private Placement Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction. The Company has no Subsidiaries except those entities set forth in the Private Placement Memorandum; each Subsidiary of the Company has been duly incorporated or formed and is validly existing as a corporation or limited liability company under the laws of its jurisdiction of incorporation or formation; and each Subsidiary of the Company is in good standing (to the extent such concept is recognized in its jurisdiction of incorporation or formation), except where the failure of any Subsidiary to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect or interfere with the consummation of the Transactions.

4.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Transactions and the sale of the Purchased Shares by the Seller (a) have been duly authorized by all necessary corporate action of the Company, (b) do not contravene the terms of the M&A or the Restated M&A, (c) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries and (d) do not violate any judgment, injunction, writ, award, decree or order (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries.

4.3 Governmental Authorization; Third Party Consents. No consent, approval, authorization, order, registration or qualification (“Authorization”) of or with any Governmental Authority or any other Person is required for the execution, delivery or performance by, or enforcement against, the Company of this Agreement, the Registration Rights Agreement or the consummation of the Transactions.

4.4 Binding Effect. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

4.5 Litigation. Other than as set forth in the Private Placement Memorandum, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect or interfere with the consummation of the Transactions; and, to the best of the best knowledge of the Company, no such Claims are threatened or contemplated by any Governmental Authority or other Person.

4.6 Intellectual Property.

(a) Other than as set forth in the Private Placement Memorandum, the Company and its Subsidiaries own, possess, license or have other rights to use, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, domain names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the business of the Company and its Subsidiaries, except for such lack of Intellectual Property which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Other than as set forth in the Private Placement Memorandum, there are no pending or, to the knowledge of the Company, threatened Claims against the Company or any of its Subsidiaries, or to the knowledge of the Company, against any other Person, (i) challenging the rights of the Company or any of its Subsidiaries in or to any such Intellectual Property, (ii) challenging the validity or scope of any such Intellectual Property, or (iii) stating that the Company or any of its Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, except for such Claims which would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Other than as set forth in the Private Placement Memorandum, there is no infringement by third parties of any such Intellectual Property,

except for such infringement which would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 Compliance with Laws.

(a) Other than as set forth in the Private Placement Memorandum, the Company and its Subsidiaries are in compliance with all Requirements of Law, except where the failure to be compliant would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; the Company and its Subsidiaries have conducted their businesses in compliance with the FCPA (as applicable) and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the rules and regulations thereunder (collectively, the “Money Laundering Laws”) and no Claim by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries is currently targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company and its Subsidiaries will not directly or indirectly use its funds, or lend, contribute or otherwise make available such funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by OFAC.

(e) Other than as set forth in the Private Placement Memorandum, the Company and its Subsidiaries have all licenses, permits and approvals of any Governmental Authority that are necessary for the conduct of the business of the Company and its Subsidiaries.

4.8 SAFE 75. To the best knowledge of the Company after due inquiry, no overseas investment foreign exchange registration or filing is required to be made by any legal or beneficial owner of any Share Equivalents (whether directly or indirectly) with any Governmental Authority according to the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies effective as of November 1, 2005 and any subsequent similar rules, amendments or supplements.

4.9 PFIC. None of the Company and its Subsidiaries is, or has ever been, a PFIC.

4.10 Capitalization.

(a) All of the issued share capital of the Company has been duly and validly authorized and issued, is fully paid and non-assessable, and all of the issued equity interests of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens.

(b) The Purchased Shares to be sold by the Seller to the GA Shareholder and the Apax Shareholder pursuant to the Share Purchase Agreement have been duly and validly authorized and issued and are fully paid and non-assessable.

(c) Immediately following the Closing, there will be no more than 75,078,099 shares of Class A Ordinary Shares and Class B Ordinary Shares (excluding any shares issued in an IPO primary) of the Company issued and outstanding and (other than any New Options) no more than 8,251,550 Options (each having rights with respect to no more than one Class A Ordinary Share) issued and outstanding (the “Existing Options”) and (other than any New Options) no other Share Equivalents of the Company will be issued or outstanding and the Company and its Subsidiaries will not have agreed to issue or sell, or otherwise be obligated to issue or sell, any other shares of Capital Stock or Share Equivalents.

4.11 No Default or Breach; Contractual Obligations. Neither the Company nor any of its Subsidiaries is (a) in violation of the M&A, the Restated M&A or its other organizational documents or (b) in default in the performance or observance of any Contractual Obligation, except, in the case of this clause (b), a default which would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, no other party to any such Contractual Obligations is in default thereunder, except for such default which would not, individually or in the aggregate, have a Material Adverse Effect.

4.12 Private Placement Memorandum; Financial Statements.

(a) The Private Placement Memorandum does not, and as of the Closing Date the Company’s Registration Statement on Form F-1 (including the prospectus included therein) declared effective by the Commission will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. This representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with any written information furnished to the Company by any underwriter or the selling shareholders.

(b) (i) The audited consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and shareholders’ equity, together with the notes thereto) for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, which contain the unqualified report of Ernst & Young Hua Ming (the “Audited Financial Statements”) and (ii) the consolidated financial statements of the Company and its Subsidiaries (balance sheet and statements of operations, cash flow and shareholders’ equity, together with the notes thereto) for the six months ended June 30, 2010 reviewed by Ernst & Young Hua Ming (together with the Audited Financial Statements, the “Financial Statements”), in each case set forth in the Private Placement Memorandum, are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present in all material respects the financial condition, operating results and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods indicated in accordance with GAAP.

(c) The Company (individually and on a consolidated basis) and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.13 No Material Adverse Change. Neither the Company nor any of its Subsidiaries has sustained since the date of the latest audited financial statements included in the Private Placement Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Private Placement Memorandum, except for such loss or interference as would not, individually or in the aggregate, have a Material Adverse Effect; and, since the respective dates as of which information is given in the Private Placement Memorandum, there has not been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the

Company and its Subsidiaries taken as a whole, otherwise than as set forth in the Private Placement Memorandum.

4.14 Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees, placement fees, or similar fees or commissions payable in connection with the Transactions based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by any such Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby represents and warrants, severally and not jointly, to the Company on and as of the date hereof and the Closing Date as follows:

5.1 Existence and Power. Such Investor (a) is duly organized and validly existing under the laws of its jurisdiction of organization and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

5.2 Authorization; No Contravention. The execution, delivery and performance by such Investor of this Agreement, the Registration Rights Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary action of such Investor, (b) do not contravene the terms of such Investor’s organizational documents, or any amendment thereto, (c) do not violate, conflict with or result in any breach or default of (or with due notice or lapse of time or both would result in any breach, default or contravention of), or the creation of any Lien under, any Contractual Obligation of such Investor or a Requirement of Law applicable to such Investor, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Investor.

5.3 Governmental Authorization; Third Party Consents. No Authorization of or with any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by, or enforcement against, such Investor of this Agreement, the Registration Rights Agreement or the transactions contemplated this Agreement.

5.4 Binding Effect. This Agreement and the Registration Rights Agreement have been duly executed and delivered by such Investor, and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of such Investor, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

ARTICLE VI

COVENANTS

6.1 PFIC Status. The Company shall use its best efforts not to become a PFIC, and to cause its Subsidiaries not to become a PFIC. In the event the Company or its Subsidiaries becomes a PFIC, the Company shall immediately notify each Investor in writing of such change in PFIC status. Notwithstanding the PFIC status of the Company or its Subsidiaries, the Company shall provide assistance and make available all information as each Investor requests in its sole judgment to comply with provisions of the Code covering PFICs, including, without limitation, provisions covering elections and retroactive elections under Section 1295 of the Code. The Company hereby acknowledges that its obligation pursuant to the immediately preceding sentence may include providing each Investor with a “PFIC Annual Information Statement” within the meaning of Treas. Reg. § 1.1295-1(g) with respect to the Company and its Subsidiaries.

6.2 Banking Relationship. So long as the GA Shareholder or any of its Affiliates is a shareholder of the Company, the Company shall not, and shall cause its Subsidiaries not to, open or maintain any accounts or otherwise enter into any customer relationship with First Republic Bank or any of its Subsidiaries.

6.3 Preemptive Rights.

(a) In the event that the Company proposes to issue any Additional Securities in a Covered Transaction, the Company will offer in writing (the “Pre-emptive Notice”) to each Investor, at least 15 Business Days prior to the consummation of such transaction (“Pre-emptive Notice Time”), the right to purchase its Pro Rata share of such Additional Securities on the same terms as such Additional Securities are to be issued (each such right a “Pre-emptive Right”).

(b) The Pre-emptive Notice shall specify (i) the number of Additional Securities to be issued or sold, (ii) the Company’s good faith estimate of the total amount of capital to be raised by the Company pursuant to the issuance or sale of Additional Securities, (ii) the price and other material terms of the proposed issuance or sale, (iii) the number of such Additional Securities which such Investor is entitled to purchase (determined as provided in Section 6.3(a)), and (iv) the period during which such Investor may elect to purchase such Additional Securities, which period shall extend for at least 15 days following the receipt by such Investor of the Pre-emptive Notice (the “Pre-emptive Acceptance Period”). Each Investor who desires to purchase Additional Securities shall notify the Company within the Preemptive Acceptance Period of the number of Additional Securities such Investor wishes to purchase, which number shall not exceed its then-applicable Pro Rata share (the “Pre-emptive Acceptance Notice”). A Preemptive Acceptance Notice shall be binding and irrevocable, except as set forth in Section 6.3(d). The purchase price for the Additional Securities shall be paid in cash contemporaneously with the closing of the transaction which gave rise to the Pre-emptive Notice and the terms of such purchase shall otherwise be on terms and conditions not less favorable to the Company than those set forth in the Pre-emptive Notice.

(c) The rights contained in this Section 6.3 are personal to the Investors who have such rights as of the Closing and may not be transferred or assigned or delegated to another Person, except as otherwise provided herein and each Investor may assign any of its rights under this Agreement to any of its Affiliates.

(d) In the event the subject transaction of a Pre-Emptive Notice is terminated, no purchase of securities shall occur pursuant to this Section 6.3, and the applicable notices shall be cancelled.

6.4 No Issuance; Outstanding Shares.

(a) From the date hereof until the Closing, without the prior consent of the Investors, the Company shall not increase the total number of authorized or issued shares of Capital Stock of the Company or issue, grant or sell or agree to issue, grant or sell any Share Equivalents, other than (i) the issuance of ordinary shares of the Company upon the exercise of Company employee options outstanding on the date of this Agreement, (ii) any New Options and (iii) a primary issuance where the aggregate proceeds do not exceed US$10,000,000.

(b) If Section 4.10(c) is not true and correct in all respects immediately following the Closing, then the Company shall immediately issue additional shares of Class A Ordinary Shares to each of the Investors for no payment or any other consideration such that each of the Investors would maintain its ownership percentage in the Company as if there had been, immediately following the Closing, (x) only 75,078,099 shares of Class A Ordinary Shares and Class B Ordinary Shares (excluding any shares issued in an IPO primary) of the Company issued and outstanding, (y) except for any New Options, only 8,251,550 Options issued and outstanding, and (z) no shares of Capital Stock or other Share Equivalents other than the 75,078,099 shares of Class A Ordinary Shares and Class B Ordinary Shares (excluding any shares issued in an IPO primary), 8,251,550 Options and the New Options issued or outstanding, and no agreements or obligations to issue or sell any such shares of Capital Stock or Share Equivalents.

6.5 Contemplated IPO. From the date hereof until the Closing, the Company will keep the Investors reasonably apprised of all developments with respect to the Company’s proposed IPO, including with respect to communications, satisfaction and waiver of conditions, anticipated timing of closing and all other matters pertinent to such IPO. The Company agrees that, if it files a Registration Statement on Form F-1 with the Commission (including a preliminary prospectus), or files any amendment or supplement thereto or any free writing prospectus (each an “SEC Filing” and collectively “SEC Filings”), it will notify the Investors as soon as it decides to file any SEC Filing and provide such SEC Filing to the Investors at the same time such SEC Filing is filed with the Commission.

6.6 Acquisition Proposal.

(a) The Company agrees that it will, pursuant to a customary confidentiality agreement, promptly (and, in any event, within forty-eight (48) hours) notify the Investors in writing if any formal proposals or offers with respect to an Acquisition Proposal are received by it or any of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) and the Company intends to initiate or continue any discussions or negotiations with respect to such Acquisition Proposal, including, in connection with such notice, the identity of the Person making the offer or the proposal or seeking such information or discussions or negotiations, a written summary of the material terms and conditions of any proposals or offers that are not made in writing and copies of any requests, proposals or offers, including proposed agreements, of proposals or offers that are made in writing. The Company shall keep the Investors reasonably informed, on a prompt basis (and, in any event, within 48 hours), of the status and terms of any proposals or offers (including any amendments thereto) and the status of any discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to the Investors.

(b) The Company shall not enter into any agreement with a third party providing for any Acquisition Proposal and shall not authorize, adopt, approve, recommend or declare advisable any Acquisition Proposal or agreement with respect thereto (i) without providing the Investors with the right and opportunity to make an alternative proposal to the Acquisition Proposal (an “Investor Proposal”) in a period of at least fifteen (15) Business Days (the “Response Period”) from the date on which the Investors received the written notice from the Company in accordance with Section 6.6(a) above and (ii) if an Investor Proposal is a Matching Proposal. Each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 6.6 and the Investors shall be afforded a new Response Period in respect of each such Acquisition Proposal.

6.7 Offerees Voting. Until the termination of this Agreement in accordance with Section 8.1, each of the Offerees agrees as follows:

(a) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Offerees’ vote, consent or other approval is sought, with respect to an Acquisition Proposal involving an Affiliate or Immediate Family of Offerees or Mr. Vincent Tianquan Mo, the Offerees shall not exercise their right to vote (or cause to not be voted) the Offerees’ Capital Stock. For the avoidance of doubt, this clause (a) shall not prevent any Offeree from any Disposition of Class B Ordinary Shares owned by such Offeree to its Affiliate if such Disposition is otherwise permitted under this Agreement.

(b) Each of the Offerees shall vote (or cause to be voted) such Offeree’s Capital Stock against any amendment of the M&A or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner change in any manner the voting rights of any class of the Capital Stock, or nullify, modify, impede, frustrate or prevent this

Section 6.7 or any rights of the Investors hereto. Each of the Offerees further agrees not to commit or agree to take any action inconsistent with the foregoing or any other provision of this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Subject to the limitations set forth in Section 7.4, the Company agrees to indemnify, defend and hold harmless (i) the GA Shareholder and its Affiliates and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, a “GA Indemnified Party”), and (ii) the Apax Shareholder and its Affiliates and their respective officers, managers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, an “Apax Indemnified Party” and, together with the GA Indemnified Parties, the “Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, or written threats thereof (including, without limitation, any claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party or otherwise in the manner described in Section 7.2 below) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of (A) any representations and warranties of the Company contained herein or (B) any covenant or agreement by the Company in this Agreement or any certificate delivered by the Company hereunder or under the Share Purchase Agreement.

(b) In connection with the obligation of the Company to indemnify for expenses as set forth in clause (a) of this Section 7.1, the Company shall upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Company and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if such expenses arise out of any action, investigation or other proceeding commenced by an Indemnified Party (other than as a result of any action, claim or written threat by a third party against such Indemnified Party), the Company shall reimburse such Indemnified Party for all such expenses only (x) after the final resolution or disposition of such action, investigation or other proceeding and (y) if such Indemnified Party prevails in such action, investigation or other proceeding; and provided, further, that if an Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that such expenses resulted or arose primarily from the gross negligence, bad faith, or willful misconduct of such Indemnified Party.

7.2 Notification. Each Indemnified Party under this Article VII shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article VII, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party under this Article VII unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses, or otherwise materially prejudices the Company’s defense of such claim. In case any such claim shall be brought against any Indemnified Party, and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any claim in which both the Company, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Company or (y) a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that (i) the Company shall not be liable for the fees and expenses of more than one counsel in each relevant jurisdiction to all Indemnified Parties, (ii) in any action between the Company and the Indemnified Parties, the Company shall reimburse the Indemnified Parties for such fees and expenses only (x) after the final resolution or disposition of such action and (y) if the Indemnified Party prevails in such action and (iii) in any action between the Indemnified Parties and any third party, the Company shall reimburse the Indemnified Parties for such fees and expenses as such fees and expenses are incurred. The Company agrees that it will not, (a) without the prior written consent of the GA Shareholder, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any GA Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each GA Indemnified Party from all liability arising or that may arise out of such claim, or (b) without the prior written consent of the Apax Shareholder, settle, compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Apax Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Apax Indemnified Party from all liability arising or that may arise out of such claim. The Company shall not be liable for any settlement of any claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.

7.3 Contribution. If the indemnification provided for in this Article VII from the Company is unavailable to an Indemnified Party hereunder in respect of any Losses for which the Company would otherwise be required to indemnify the

Indemnified Party under this Article VII, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company and such Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of the Company and such Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Company or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

7.4 Limits on Indemnification.

(a) Absent fraud or willful or intentional misconduct, the indemnification and contribution provided by the Company pursuant to clause (A) of Section 7.1(a) and Section 7.3 shall be the sole and exclusive remedy for any Losses resulting from or arising out of any indemnification or contribution claim made pursuant to clause (A) of Section 7.1(a) and Section 7.3.

(b) Absent fraud or willful or intentional misconduct, the amount of any payment by the Company (i) to the GA Indemnified Parties under this Article VII in respect of Losses resulting from or arising out of any indemnification or contribution claim made pursuant to Section 7.1(a) or Section 7.3 with respect thereto shall in no event exceed US$20,000,000, and (ii) to the Apax Indemnified Parties under this Article VII in respect of Losses resulting from or arising out of any indemnification or contribution claim made pursuant to Section 7.1(a) or Section 7.3 with respect thereto shall in no event exceed US$20,000,000; provided, however, in the event of fraud or willful or intentional misconduct, such amount of payment shall in no event exceed (1) with respect to the GA Indemnified Parties, the aggregate purchase price paid by the GA Shareholder to the Seller in consideration of the Purchased Shares acquired by the GA Shareholder, and (2) with respect to the Apax Indemnified Parties, the aggregate purchase price paid by the Apax Shareholder to the Seller in consideration of the Purchased Shares acquired by the Apax Shareholder.

(c) The Company shall not be liable to pay the Indemnified Parties under this Article VII in respect of Losses resulting from or arising out of any indemnification or contribution claim made pursuant to Section 7.1(a) or Section 7.3 with respect thereto unless and until the amount payable under each individual claim made against the Company exceeds US$500,000 (the “Indemnity Threshold”). If and when the Indemnity Threshold is reached, the Company shall then only be liable for the excess over the Indemnity Threshold.

ARTICLE VIII

TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated as follows:

(a) with respect to the rights and obligations of the GA Shareholder, by mutual written consent of the Company and the GA Shareholder;

(b) with respect to the rights and obligations of the Apax Shareholder, by mutual written consent of the Company and the Apax Shareholder; or

(c) automatically upon the termination of the Share Purchase Agreement prior to the Closing Date for any reason.

If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

8.2 Survival. If this Agreement is terminated and the Transactions are not consummated as described above, (a) this Agreement shall become void and of no further force and effect; except for the provisions of this Section 8.2, (b) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 8.1(a) or Section 8.1(b), and (c) none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations and Warranties. The representations and warranties of the Company shall survive the execution and delivery of this Agreement until the date that is thirty (30) days after the public disclosure with the Commission of the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 2010 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for the representations and warranties in Section 4.10, which shall survive until the first anniversary of the Closing Date.

9.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:

SouFun Holdings Limited
8th Floor, Tower 3, Xihuan Plaza
No.1 Xizhimenwai Avenue
Xicheng District, Beijing 100044
People’s Republic of China
Facsimile: (8610) 5930 6137
Attention: Jill Jiao, Chief Counsel and Investor Relations Officer

if to Media Partner or Next Decade:

c/o SouFun Holdings Limited
8th Floor, Tower 3, Xihuan Plaza
No.1 Xizhimenwai Avenue
Xicheng District, Beijing 100044
People’s Republic of China
Facsimile: (8610) 5930 6137
Attention: Vincent Tianquan Mo

if to Digital Link:

c/o Shan Li
Suite 6401, Two IFC
8 Finance Street, Central
Hong Kong
Facsimile: (+852) 3527-7001

if to the GA Shareholder:

General Atlantic Mauritius Limited
6th Floor, Tower A
1 CyberCity
Ebene, Mauritius
Facsimile: (230) 403-6060
Attention: The Directors

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
12th Floor, The Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Facsimile: (852) 2840-4300
Attention: Jeanette K. Chan, Esq.

if to the Apax Shareholder:

Hunt 7-A Guernsey L.P. Inc
Hunt 7-B Guernsey L.P. Inc
Hunt 6-A Guernsey L.P. Inc
Third Floor, Royal Bank Place
1 Glategny Esplanade
St Peter Port
Guernsey GY1 2HJ
Facsimile: +44 (0) 1481 810 099
Attention: Denise Fallaize

with a copy to:

Simpson Thacher & Bartlett LLP
3119 China World Office I
1 Jianguomenwai Avenue
Beijing 100004, China
Facsimile: (+8610) 5965 2988
Attention: Douglas C. Markel, Esq.

All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 9.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

9.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Each of the Investors and the Offerees may assign any of its rights under this Agreement to any of their respective Affiliates without the prior written consent of the other parties, and any such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as an Offeree or an Investor, as the case may be, and be subject to all applicable restrictions and benefit from all applicable rights set forth in this Agreement. In the event that any Offeree transfers any Capital Stock of the Company to Mr. Vincent Tianquan Mo or an Affiliate or Immediate Family of Mr. Vincent Tianquan Mo, any such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as an Offeree, and be subject to all applicable restrictions and benefit from all applicable rights set forth in this Agreement. The Company may only assign any of its rights under this Agreement with the prior written consent of the Investors. Except as provided in Article IV, Article VII, Article VIII and Section 9.4(b), no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. Other than set forth in this Section 9.3, this Agreement and the rights and obligations of any party hereunder shall not be assigned without the prior written consent of the other parties.

9.4 Amendment and Waiver.

(a) No failure or delay on the part of the Company, any Offeree or any Investor in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by, the Company, any Offeree or any Investor from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company, the Offerees and the Investors, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

9.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.10 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

9.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement, together with the exhibits and schedules hereto supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.12 Public Announcements. Following the date hereof, the Company shall be permitted to issue a press release in compliance with Rule 135 under the Securities Act and file the Private Placement Memorandum with disclosure relating to this Agreement and the transactions contemplated hereby and to file this Agreement with the Private Placement Memorandum or a subsequent amendment. Each Investor shall have the opportunity to review and comment on the press release prior to its issuance and to review and comment on any portion of the Private Placement Memorandum or any amendment thereto that describes the transactions hereunder or such Investor, which review and comment shall be provided as expeditiously as possible and in any event within 24 hours of delivery. Any such press release shall be in form and substance reasonably satisfactory to the Investors. Except as set forth in the previous sentence, none of the Company, the Offerees and the Investors will issue any press release or make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except to the extent such party reasonably believes such press release or public statement is required by applicable law or stock market regulations; provided, however that the Company and the Investors may make reasonable public statements consistent with prior public statements otherwise permitted under this Section 9.12; and provided, further, that following the Closing, (i) General Atlantic LLC may disclose on its worldwide web page, www.generalatlantic.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the Company’s logo, and (ii) the Apax Purchaser (or an Affiliate thereof) may disclose on the worldwide web page, www.apax.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company and the Company’s logo. Notwithstanding the foregoing, the Company and the Offerees will not use or refer to the name of any Investor in any public statement or disclosure without the consent of such Investor except to the extent that such party reasonably believes such statement or disclosure is required by applicable law or stock market regulations.

9.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

9.14 Representations, Warranties and Covenants.

(a) The GA Shareholder makes no representation or warranty concerning the Apax Shareholder under this Agreement and the GA Shareholder and its Affiliates shall not be liable for any breach of this Agreement by the Apax Shareholder.

(b) The Apax Shareholder makes no representation or warranty concerning the GA Shareholder under this Agreement and the Apax Shareholder and its Affiliates shall not be liable for any breach of this Agreement by the GA Shareholder.

9.15 Specific Performance. Notwithstanding anything to the contrary contained herein, the parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

9.16 New Shareholders’ Agreement and New Articles.

(a) Following the occurrence of the IPO Termination Date pursuant to Section 2.5 of the Share Purchase Agreement, the Company and the Offerees

shall, and shall cause the other parties thereto to, terminate the existing shareholders’ agreement of the Company (the “Existing Shareholders’ Agreement”) dated as of August 31, 2006, on or prior to the Closing Date of the Alternative Transaction (the “Alternative Transaction Closing Date”). In addition, the Company and the Offerees shall, and shall cause the other shareholders of the Company (other than the Seller) to enter into a new shareholders’ agreement (the “New Shareholders’ Agreement”) with the Investors based on the terms outlined in Exhibit A attached hereto on or prior to the Alternative Transaction Closing Date whereupon this Investor’s Rights Agreement will terminate. All the parties hereto agree to, and the Company agrees to cause all of its shareholders (other than the Seller) to, work in good faith towards full documentation of the New Shareholders’ Agreement as promptly as reasonably practicable after the IPO Termination Date (but in any event such full documentation shall be completed within fifteen (15) Business Days from the IPO Termination Date). The New Shareholders Agreement will include provisions that are substantially consistent with and at least as favorable to the Investors as those identified in Exhibit A, the Existing Shareholders Agreement, this Agreement and the Registration Rights Agreement. With respect to the provisions of the New Shareholders’ Agreement, each of the Investors shall benefit from the rights and protections specifically identified in Exhibit A or as were previously held by the Seller on a separate and individual basis. If there is disagreement over the wording of a particular aspect of the New Shareholders’ Agreement, the parties agree that the term sheet set forth in Exhibit A and the wording in the Existing Shareholders’ Agreement will be the basis of the binding New Shareholders’ Agreement.

(b) Following the occurrence of the IPO Termination Date pursuant to Section 2.5 of the Share Purchase Agreement, the Company and the Offerees shall, and shall cause the other shareholders of the Company to, (i) amend and restate the existing memorandum and articles of association of the Company to (x) remove all references to the Existing Shareholders’ Agreement and replace them with references to the New Shareholders’ Agreement and (y) adopt the dual class voting structure and other terms agreed by the parties as set forth in the New Shareholders’ Agreement, and (ii) adopt the amended and restated memorandum and articles of association of the Company referred to in (i) above on or before the Alternative Transaction Closing Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Investor’s Rights Agreement on the date first written above.

SOUFUN HOLDINGS LIMITED

By:	/s/ Vincent Tianquan Mo
	Name:	Vincent Tianquan Mo
	Title:	Executive Director

Signature Page	Investor’s Rights Agreement

GENERAL ATLANTIC MAURITIUS LIMITED

By:	/s/ Amit Gupta
	Name:	Amit Gupta
	Title:	Director

Signature Page	Investor’s Rights Agreement

SIGNED BY HUNT 7-A GP LIMITED as general partner of HUNT 7-A GUERNSEY L.P. INC

By:	/s/ David Critchlow
Name:	David Critchlow
Title:	Director

SIGNED BY HUNT 7-A GP LIMITED as general partner of HUNT 7-B GUERNSEY L.P. INC

By:	/s/ David Critchlow
Name:	David Critchlow
Title:	Director

SIGNED BY HUNT 6-A GP LIMITED as general partner of HUNT 6-A GUERNSEY L.P. INC

By:	/s/ David Critchlow
Name:	David Critchlow
Title:	Director

Signature Page	Investor’s Rights Agreement

NEXT DECADE INVESTMENTS LIMITED

By:	/s/ Jing Cao
	Name:	Jing Cao
	Title:	Director

MEDIA PARTNER TECHNOLOGY LIMITED

By:	/s/ Jing Cao
	Name:	Jing Cao
	Title:	Director

Signature Page	Investor’s Rights Agreement

DIGITAL LINK INVESTMENTS LIMITED

By:	/s/ Shan Li
	Name:	Shan Li
	Title:	Director

Signature Page	Investor’s Rights Agreement

Schedule 1
List of Current Competitors

1. E-house (China) Holdings Limited and its Affiliates.

2. China Real Estate Information Corporation and its Affiliates.

3. Sina Corporation and its Affiliates.

Exhibit A

Terms of New Shareholders’ Agreement

Voting Rights:	B Shares owned by Vincent Mo (the “Founder”) will have 10 votes per share and A Shares owned by the Investors will have 1 vote per share.

Major Actions:	The prior written consent of each of the Investors shall be required for the following:

	(a)	the redemption of share capital or securities convertible into or exercisable for share capital of the Company or its subsidiaries;

(b)

the adoption of any stock option plan or similar equity compensation scheme for employees or directors of the Company or its subsidiaries and the allocation of options thereunder, or any amendment of the existing employee stock option plan of the Company;

(c)

any amendment to or restatement of the Memorandum and Articles of Association or by-laws of the Company or any of its material subsidiaries (including, without limitation, Bravo Work Investments Limited, Max Impact Investments Limited, SouFun Media Technology (Beijing) Co., Ltd., Beijing SouFun Network Technology Co., Ltd., Beijing SouFun Science and Technology Development Co., Ltd., Shanghai SouFun Advertising Co., Ltd. and Beijing Century Jia Tian Xia Technology Development Co., Ltd.); provided that with respect to any material subsidiaries that are within the PRC, the Investors’ prior written consent is required for any amendment to or restatement of the Articles of Association of such subsidiaries;

(d)

an IPO, unless the Company equity valuation is at least US$1 billion and the Company’s ordinary shares are listed on The Nasdaq Stock Market, The New York Stock Exchange or other internationally recognized stock exchange;

(e)

any sale of a majority of the voting power or a majority of the economic interests in the Company, or a sale of all or substantially all of the assets of the Company, in each case at a valuation lower than the fair market value;

	(f)	the declaration or payment of any dividend or other distribution by the Company or any of its subsidiaries;

	(g)	the assumption, incurrence or guarantee of any indebtedness by the Company or any of its subsidiaries in excess of US$10 million in aggregate during the trailing 12 months;

(h)

any acquisition by the Company or any of its subsidiaries in which the aggregate consideration is in excess of US$10 million, either individually or in the aggregate when added to all other acquisitions during the trailing 12 months;

(i)

any transaction between the Company or any of its subsidiaries, on the one hand, and any officer, director or shareholder (or affiliate or family member) of the Company or any of its subsidiaries, on the other hand;

	(j)	compensation of or payments to the Chairman of the Board of Directors;

	(k)	approval of the Company’s annual operating budget;

	(l)	the appointment of a new CEO or CFO of the company;

	(m)	a material change in the nature, scope or geography of the business;

	(n)	any change the material accounting methods or policies of the Company, any change in the Company’s auditor; or

	(o)	any change the size of the Board of Directors.

Board of Directors:	Five members, comprised of the following:

	(i)	one member designated by the GA Shareholder

	(ii)	one member designated by the Apax Shareholder

	(iii)	three members designated by Vincent Mo

Vincent Mo will be the Chairman of the Board. There will be an Audit, Compensation and Nominations Committee. The GA director will have the right to serve on the Compensation and Nominations Committee and the Apax director shall have the right to serve on the Audit Committee, provided that the GA Shareholder and the Apax Shareholder may agree to reallocate committee assignments. Each of the GA Shareholder and the Apax Shareholder shall have the right to designate one observer.

Shareholder Matters:	(a)	Transfer Restrictions. Until the second anniversary of the closing, no shareholder may transfer its shares (other than transfers to family members and affiliated funds).

(b)

Right of First Offer. Prior to the Company’s initial public offering, share transfers will be subject to a right of first offer as follows: first, the Company, and second, the non-selling shareholders on a pro rata basis.

(c)

Preemptive Rights. Prior to the Company’s initial public offering, new issues of share capital or securities convertible into or exercisable for share capital will be subject to a preemptive right of the Investors to purchase their pro rata share of the offering and up to the amount of other shareholders’ applicable share of the offering not subscribed for by such other shareholders.

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(d)

Initial Public Offering. If the Company has not completed a firm commitment initial public offering on or prior to the second anniversary of closing, then at any time thereafter each of the Founder, the GA Shareholder and the Apax Shareholder may require the Company to complete its initial public offering on the New York Stock Exchange, Nasdaq, the Hong Kong Stock Exchange or another reputable international stock exchange. The Registrations Rights Agreement and the Investor Rights Agreement Articles II, III, VI, VII, and IX shall become effective upon completion of an IPO.

(e)

Co-Sale Rights. Prior to the Company’s initial public offering, the GA Shareholder and the Apax Shareholder will have the right to participate pro rata in any sales of stock to third parties by Vincent Mo and his affiliates. If Vincent Mo and his affiliates wish to transfer 25% or more of their shares to a third party, then the GA Shareholder and the Apax Shareholder will have the right to sell their entire stake to such third party.

(f)

Other. (i) The company will provide annual, quarterly and monthly financial statements. (ii) The following provisions from the existing shareholders agreement will be included in the new shareholders agreement with appropriate modifications: Section 4 (Business Plan and Financial Information), Section 10 (Rights in relation to License Companies) (the parties agree that, for purpose of this Section 10, the License Companies Interest shall only be transferred to the Company or its nominee and not to any Investor or Investor’s nominee), Section 11 (Employee Compensation Plan), Section 12 (Enforcement of Rights), Section 14 (Competition with the Business), Section 15 (information, Insurance, Records, Licenses) and Section 26 (Founder Undertakings). (iii) The Company will provide warranties and indemnification identical to Articles IV and VII of the Investor Rights Agreement. (iv) The company will provide covenants equal to Article VI of the Investor Rights Agreement.

(g)

Call Options. Notwithstanding anything else to the contrary, the transfer of Class A Ordinary Shares from the Investors to Next Decade Investments Limited upon its exercise of the call options shall not be subject to the transfer restrictions set forth in sections (a) and (b) above.

Governing Law; Dispute Resolution:	New York state law; state or federal court sitting in the County of New York, in the State of New York.

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